Exhibit 99.1

Miller Energy Resources Reports Fourth Quarter and Year End Results

Fiscal 2012 Revenues Increase 55% to $35.4 Million

KNOXVILLE, Tenn.--(BUSINESS WIRE)--July 16, 2012--Miller Energy Resources, Inc. (“Miller” or the “Company”) (NYSE: MILL) today reported its results for the fourth quarter and fiscal year ended April 30, 2012. Revenues for fiscal 2012 rose 55% to $35.4 million compared to $22.8 million in fiscal 2011. Miller reported a net loss attributable to common stockholders of $19.5 million, or $0.48 per diluted share, in fiscal 2012 compared to a loss of $3.9 million, or $0.11 per diluted share, in fiscal 2011.

Fourth quarter revenues rose 38% to $8.9 million in fiscal 2012 compared to $6.4 million in the fourth quarter of fiscal 2011. Net loss attributable to common stockholders for the fourth quarter of fiscal 2012 was $8.4 million, or $0.20 per diluted share, compared to a loss of $1.4 million, or $0.05 per diluted share, in the fourth quarter of fiscal 2011. The 2011 results included a $6.9 million gain on acquisitions.

“Miller’s growth benefited from the success of new wells that we recompleted in Alaska during the past year,” stated Scott Boruff, CEO of Miller Energy Resources. “Our oil revenues increased 57% from the prior year and our Alaskan operations accounted for almost 96% of the total. We expect to accelerate our drilling activity in Alaska during fiscal 2013 with the addition of Rig 35 on the Osprey platform. The new rig is substantially complete and we expect to receive final certification in the near future. Rig 35 will be tasked initially with repairing, recompleting and redeveloping key wells on the Osprey platform.

“We believe our strategy to restore existing wells to production and further develop our Alaskan properties will be the key factor that drives Miller’s future revenues and profit growth. With the recent signing of a new $100 million credit facility, we are very positive about having the resources to pursue our capital development activities in fiscal 2013.”

Company and Financial Highlights

  Total revenues increased 55% to $35.4 million in fiscal 2012, compared to $22.8 million for fiscal 2011.
  Oil and natural gas revenues increased 54% to $32.5 million in fiscal 2012 compared to $21.1 million for fiscal 2011.
  Total net production (including fuel gas) increased 24% to 405,799 BOE in fiscal 2012 compared to 327,712 BOE for fiscal 2011.
  Average realized oil price increased 23% to $93.10 in fiscal 2012 compared to $75.75 for fiscal 2011.
  Closed new $100 million credit on June 29, 2012. The initial proceeds were used to pay off the prior credit facility in the amount of $26.2 million and redeem the outstanding Series A Cumulative Preferred Stock for $10.8 million.
  Renegotiated Alaskan crude oil sales contract with new index for pricing. The new index has historically averaged a higher sales price than the previous pricing agreement.
  Miller was awarded Susitna Basin Exploration License No. 5 on April 1, 2012. The award includes an exclusive ten-year license to explore for oil and natural gas on 45,764 acres adjacent to land the Company was previously awarded a license for in the Susitna Basin.
  Miller placed significant emphasis on rig construction and modification activities in fiscal 2012. Total capital spending rose 200% from 2011, primarily due to construction costs of Rig 35 and modification costs of Rig 34.
  Rig 35 is substantially completed on the Osprey platform and is awaiting final certification by the Alaska Oil and Gas Conservation Commission.
  The Company sold a generator $2.0 million from its Kustatan facility in May 2012, following our fiscal 2012 year end.
  Miller received $4.3 million in June 2012 from the termination of its commodity derivative contracts, which were settled against the NYMEX WTI Cushing Index, following our fiscal 2012 year end. At the same time, the Company entered into several new commodity derivative contracts for comparable volume which will be settled against the Brent Crude Oil Index.

Fourth Quarter Results

Total revenues for the fourth quarter ended April 30, 2012 increased 38% to $8.9 million, compared to $6.4 million for the same quarter in fiscal year 2011. The increase was attributable to new production from the Redoubt Shoals field and higher average realized sales prices.

Total operating costs and expenses increased 37% to $16.3 million for the fourth quarter ended April 30, 2012, compared with $11.8 million for the same quarter in fiscal year 2011, primarily reflecting the Company’s increased scale of operations in Alaska. A significant portion of this increase was attributable to increased general and administrative expenses for the quarter. General and administrative expenses increased $3.6 million due to increases in non-cash compensation, travel, and professional fees.

The Company recorded other expenses of $4.3 million for the fourth quarter ended April 30, 2012, compared to other income of $4.1 million for the same period in fiscal year 2011. The decrease resulted from a combination of a $6.9 million gain on acquisitions included during the fourth quarter of 2011 and a $1.3 million increase in our loss on derivatives compared to the same period in the prior year.

The Company recorded a net loss attributable to common stockholders of $8.4 million, or $0.20 per diluted share, for the fourth quarter ended April 30, 2012, compared to a loss of $1.4 million, or $0.05 per diluted share for the same period in fiscal year 2011. As previously noted, the fourth quarter 2011 results include a $6.9 million gain on acquisitions.

Fiscal Year Results

Total revenues for the fiscal year ended April 30, 2012 increased 55% to $35.4 million, compared to $22.8 million for fiscal 2011. The increase in revenues is a result of both new production from the Company’s Redoubt Shoals field and an increase in the average realized sales price. For the twelve months ended April 30, 2012, the Company produced and sold 371,843 BOE compared with 294,157 BOE in fiscal year 2011.

Oil revenues increased 57% to $31.9 million in fiscal 2012 and accounted for 98% of total oil and gas revenues. Prices received for crude oil in 2012 were 23% higher than 2011. The average realized oil price in 2012 was $93.10 per barrel compared with $75.75 per barrel in 2011. Natural gas average realized prices declined 27% to $3.47 per mcf in 2012 compared with $4.77 per mcf in 2011.

Total operating costs and expenses increased 62% to $60.5 million, compared to $37.4 million in fiscal year 2011. A significant portion of the increase was related to higher oil and gas operating costs, general and administrative expenses, and depreciation, depletion and amortization for the twelve months ended April 30, 2012. Oil and gas operating costs increased $5.2 million to $14.9 million primarily due to higher costs associated with returning the Osprey platform and Kustatan production facility to operational status. General and administrative expenses increased $15.2 million to $29.7 million due to increases in salaries, professional fees, travel, employee benefits, non-cash compensation, and other fees. Depreciation, depletion and amortization increased $2.3 million to $13.3 million due to the increase in production.

The Company recorded a net loss attributable to common stockholders of $19.5 million, or $0.48 per diluted share, compared with a loss of $3.9 million, or $0.11 per diluted share, for the same period in fiscal year 2011.

Investor Conference Call

Miller will hold a conference call to discuss the financials for the fourth quarter of fiscal 2012. The conference call will take place at 4:30 p.m. Eastern Time, on July 25, 2012. Participants can access the call by dialing 888-801-6504, Confirmation code: 9628943. In addition, the call will be webcast on the Investor section of the company’s website at www.millerenergyresources.com where it will also be archived for 30 days. A telephone replay will be available through August 3, 2012.

To access the replay, please dial 888-203-1112. At the system prompt, please enter code 9628943 followed by the # sign. Playback will automatically begin.

About Miller Energy Resources

Miller Energy Resources is a high growth oil and natural gas exploration, production and drilling company operating in multiple exploration and production basis in North America. Miller’s focus is in Cook Inlet, Alaska and in the heart of Tennessee’s prolific and hydrocarbon-rich Appalachian Basin including the Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Knoxville, Tennessee.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources may contain certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act and the Private Securities Litigation Reform Act of 1995 that represent the Corporation’s expectations and beliefs concerning future events. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services, fluctuations in the US dollar and other currencies, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its businesses well as other risks commonly associated with the exploration and development of oil and gas properties. Additional information on these and other factors, which could affect Miller’s operations or financial results, are included in Miller Energy Resources’ reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K for the fiscal year ended April 30, 2011. Miller Energy Resources’ actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission. All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Miller Energy assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, unless otherwise required under securities law.

MILLER ENERGY RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	April 30,
	2012	2011
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,971	$1,559
Restricted cash	2,250	203
Accounts receivable, net	3,107	1,620
State production credits receivable	2,958	3,620
Inventory	1,835	1,043
Prepaid expenses and other	482	259
	14,603	8,304
OIL AND GAS PROPERTIES, NET	475,802	482,052
EQUIPMENT, NET	33,728	8,107
OTHER ASSETS:
Land	542	527
Restricted cash, non-current	9,875	10,027
Other assets	1,839	64
	$536,389	$509,081
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,504	$7,496
Accrued expenses	6,744	4,185
Short-term portion of derivative instruments	2,803	2,305
Current debt	24,130	2,000
	43,181	15,986
OTHER LIABILITIES:
Deferred income taxes	167,319	178,326
Asset retirement obligation	18,366	17,294
Long-term portion of derivative instruments	7,700	2,733
	236,566	214,339
MEZZANINE EQUITY:
Series A cumulative preferred stock, redemption amount of $11.2 million	8,818	-
STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par, 500,000,000 shares authorized, 41,086,751 and 39,880,251 shares issued and outstanding, respectively	4	4
Paid-in capital	64,813	49,013
Retained earnings	226,188	245,725
	291,005	294,742
	$536,389	$509,081

MILLER ENERGY RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended April 30,
	2012	2011
	(In thousands)

TOTAL REVENUES	8,898	6,442
TOTAL OPERATING EXPENSES	16,253	11,832
OPERATING LOSS	(7,354)	(5,390)
OTHER INCOME (EXPENSE)	(4,256)	4,099
LOSS BEFORE INCOME TAXES	(11,610)	(1,291)
Income tax benefit	(4,097)	(2,733)
NET INCOME (LOSS)	(7,513)	1,442
Accretion of preferred stock	847	-
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(8,360)	$1,442

	For the Year Ended April 30,
	2012	2011
	(In thousands)
REVENUES:
Oil sales	$31,880	$20,360
Natural gas sales	613	726
Other	2,909	1,756
	35,402	22,842
OPERATING EXPENSES:
Oil and gas operating	14,861	9,703
Cost of other revenue	926	808
General and administrative	29,718	14,555
Exploration expense	1,241	-
Depreciation, depletion and amortization	13,310	10,961
Accretion of asset retirement obligation	1,072	1,407
Other operating income, net	(641)	-
	60,487	37,434
OPERATING LOSS	(25,085)	(14,592)

OTHER INCOME (EXPENSE):
Interest income	10	546
Interest expense	(1,847)	(1,480)
Loss on derivatives, net	(2,832)	(1,008)
Gain on acquisitions	-	6,910
Other expense, net	58	(537)
	(4,611)	4,431
LOSS BEFORE INCOME TAXES	(29,696)	(10,161)
Income tax benefit	(11,006)	(6,281)
NET LOSS	(18,690)	(3,880)
Accretion of preferred stock	847	-
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(19,537)	$(3,880)

MILLER ENERGY RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended April 30,
	2012	2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,690)	$(3,880)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	13,310	10,961
Amortization of deferred financing costs	1,123	491
Accretion expense	1,072	1,407
Gain on acquisitions	-	(6,910)
Loss on sale of equipment	-	626
Expense from issuance of equity	14,072	5,126
Dry hole costs and leasehold impairments	1,061	-
Deferred income taxes	(11,006)	(6,281)
Unrealized loss on derivative instruments, net	3,436	1,008
Changes in operating assets and liabilities, net of effects of business acquisitions:
Receivables, net	(808)	(2,669)
Inventory	(235)	(768)
Prepaid expenses and other assets	(654)	1,448
Accounts payable and accrued expenses	4,220	7,306
Asset retirement obligation	-	(131)
NET CASH PROVIDED BY OPERATING ACTIVITIES	6,901	7,734
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and improvements	(26,409)	(825)
Capital expenditures for oil and gas properties	(7,558)	(10,490)
NET CASH USED IN INVESTING ACTIVITIES	(33,967)	(11,315)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on credit facilities	(8,764)	(3,500)
Deferred financing costs	(2,140)	-
Proceeds from borrowing	30,894	5,500
Proceeds from sale of common stock, net	10,000	-
Exercise of equity rights	1,383	1,266
Restricted cash	(1,895)	(1,121)
NET CASH PROVIDED BY FINANCING ACTIVITIES	29,478	2,145
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,412	(1,436)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,559	2,995
CASH AND CASH EQUIVALENTS AT END OF YEAR	$3,971	$1,559
SUPPLEMENTARY CASH FLOW DATA:
Cash paid for interest	$1,986	$824

CONTACT:
Miller Energy Resources, Inc.
Robert L. Gaylor, SVP Investor Relations, 865-223-6575